Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Con-way Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-48733, 333-92399, 333-36180, 333-54558, 333-102749, 333-104803, 333-124343 and 333-133546 on Form S-8 and No. 333-56667 on Form S-3) of Con-way Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Con-way Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Con-way Inc.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan, which was adopted as of December 31, 2006.
/s/ KPMG LLP
Portland, Oregon
February 27, 2007